Exhibit 99.6
POWER OF ATTORNEY
I, the undersigned Rodolphe Saade, Chief Executive Officer of CMA CGM S.A., a French joint stock company, incorporated and existing under the laws of France, registered with the Registry of Commerce and Companies of Marseilles under number 562 024 422, having its registered  office at Boulevard  Jacques Saade - 4, Quai d' Arenc - 13 235 Marseilles, France (the "Company"),
Whereas the Company has decided to divest and sell the 3 051 587 million common stock held by the Company in Global Ship Lease ("GSL" ), a containership owner, leasing ships to container shipping companies under fixed-rate time charters listed on the NYSE (the "Transact ion"),
DO HEREBY M AKE, CONSTITUTE, APPOINT AND AUTHORIZE:
Mr. Michel SIRAT, Group Chief Financial Officer,
With full power and authority, to negotiate, enter into, sign and agree in the name and on behalf of the Company, any agreement, document, notice, deed or contract necessary for the implementation of the Transaction, including the power to sub-delegate all or part of the powers and authority granted hereby, to take all measures necessary to settle the Transaction in one or several instalments, including the power to appoint any banks, intermediaries, agents or brokers, make any fee or other payments arising in connection with the Transaction (if any), take any action advisable or necessary to perform the Transaction, including, the power to settle via a broker, underwriter or market maker, give any representation, make any notification, registration, announcement or release required for the purpose of the Transaction and perform any and all formalities as may be required in connection with the Transact ion, such as reporting the Transaction to the US Securities and Exchange Commission or any other relevant authority, and, more generally, take any and all actions necessary to effect the Transact ion.
The present power of attorney shall be valid and effective for a period of six (6) months from its signature date mentioned below, unless revoked earlier by way of written not ice.
This power of attorney shall be governed by and construed in accordance with the laws of France.
Marseilles, 9th May 2022
“Hereby grants power of attorney”
/s/ Rodolphe Saadé
Rodolphe Saadé
CEO
CMA CGM